Crystal Rock Holdings, Inc. Announces Financial Results for its Fiscal Year Ended October 31, 2016

WATERTOWN, CT -- (Marketwired - January 26, 2017) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its fiscal year that ended October 31, 2016. These results will be filed on Form 10-K with the Securities and Exchange Commission today.

Operating income increased $2.8 million for the fiscal year ending October 31, 2016 resulting in $3.5 million compared to $767 thousand for the same period last year. The net income in fiscal 2016 was $1.2 million compared to a net loss of $601 thousand for fiscal year 2015. On a per share basis, net income was $.06 per fully diluted share in fiscal 2016, compared to a net loss of $.03 per fully diluted share in fiscal 2015.

Gross profit as a percentage of sales rose from 45% in fiscal 2015 to 51% in fiscal 2016. Gross profit dollars declined $261 thousand in fiscal 2016 going from $33.4 million in 2015 to $33.1 million in 2016 while sales declined $8.6 million from $73.9 million in fiscal 2015 to $65.3 mil in fiscal 2016. Much of the sales reduction was attributable to lower sales of office products and coffee, while water sales increased.

"A strong focus on increasing water sales combined with realized delivery efficiencies and reductions in selling and administrative costs have led to significant improvement of our operating results," said Peter Baker, President and CEO, Crystal Rock Holdings, Inc. "Though we continue to operate in a dynamic and competitive marketplace, I'm pleased with our progress and the continuous effort of all our employees to offer our customers best in class products and service."

ABOUT CRYSTAL ROCK HOLDINGS, INC.
Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water and coffee service, office supplies, refreshment beverages and other break room items to the commercial office and at home markets throughout the Northeast. For over 100 years, the company has provided quality and high value service, and it's the largest independent delivery provider of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and it roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. Crystal Rock believes "Little Things Matter™" to the customer experience with high standards for delivering premium service excellence and results in customer productivity -- at work or at home. Through technical innovation, a branded customer experience and a commitment to community and environment, Crystal Rock family values are integral to the relationships between employees and customers. More information is available at CrystalRock.com.

                                   (Audited)               (Unaudited)
                              Twelve Months Ended:     Three Months Ended:
                            -----------------------  -----------------------
                            October 31, October 31,  October 31, October 31,
                                2016        2015         2016        2015
                            ----------- -----------  ----------- -----------
(000's $)

Sales                       $    65,343 $    73,901  $    16,106 $    18,147

Income from operations      $     3,523 $       767  $       788 $     1,187

Net Income (Loss)           $     1,202 $      (601) $       263 $       720

Basic net earnings (loss)
 per share                  $      0.06 $     (0.03) $      0.01 $      0.03
Diluted net earnings (loss)
 per share                  $      0.06 $     (0.03) $      0.01 $      0.03

Basic Wgt. Avg. Shares Out.
 (000's)                         21,358      21,358       21,358      21,358
Diluted Wgt Avg. Shares Out.
 (000's)                         21,358      21,358       21,358      21,358

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001